KERP overview © 2018 Willis Towers Watson. All rights reserved. Proprietary and Confidential. For Willis Towers Watson and Willis Towers Watson client use only. Element Preliminary design Participants 14 participants Three who are VP or higher Three are Senior Directors Eight director-level or below Award opportunities Quarterly awards totaling $132,500 per quarter Highest level of participation is $25,000 per quarter Average award level is $9,500 per quarter Lowest level of participation is $5,000 per quarter Total cost $397,500 in total assuming three quarters, which averages $28,000 per participant Form of payment Fixed quarterly cash payments, e.g., June 30, September 30, and December 31 of 2018 Renewal for 2019 is to be determined Termination treatment Generally a participant must be an employee on the last day of each quarterly service period to receive an award Exceptions for involuntary termination without cause, death, and disability which earn full payment with respect to the quarter in which the termination occurred payable on the regularly scheduled payment date Other unpaid KERP payments would be forfeited in the event of any other termination Privileged & Confidential – Prepared at the Request of Counsel Exhibit 99.3

Proposed KERP participants and cost Total cost of $132,500 per quarter or $397,500 over three assumed quarters The award would be delivered in up to three fixed quarterly payments Our operating presumption is that the target bonus ($907,000 in aggregate for the 14 KERP participants) would be continued If the 2018 bonus plan were to be discontinued, Rex might want to revisit the participation and award opportunities in any potential KERP © 2018 Willis Towers Watson. All rights reserved. Proprietary and Confidential. For Willis Towers Watson and Willis Towers Watson client use only. Privileged & Confidential – Prepared at the Request of Counsel